As filed with the Securities and Exchange Commission on February 3, 2009.

Registration No. 333-62769

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Meadow Valley Corporation
(Exact name of registrant as specified in its charter)

Nevada	88-0328443
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4602 East Thomas Road, Phoenix, Arizona 85018
(Address of principal executive offices, including zip code)

1994 Stock Option Plan
(Full title of the plan)

Bradley E. Larson
Chief Executive Officer
Meadow Valley Corporation
4602 East Thomas Road
Phoenix, Arizona 85018
(602) 437-5400
(Name, address, and telephone number,
including area code, of agent for service)

Copies to:
Ronald J. Lieberman, Esq.
Hunton & Williams LLP
Bank of America Plaza
Suite 4100
600 Peachtree Street, N.E.
Atlanta, Georgia 30308-2216
(404) 888-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

Deregistration of Unsold Securities

Meadow Valley Corporation, a Nevada corporation (the “Company”), is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 (Registration No. 333-62769) (the “Registration Statement”) to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, $.001 par value per share (the “Common Stock”), issuable pursuant to the Registration Statement in connection with the Company’s 1994 Stock Option Plan.

On February 2, 2009 (the “Effective Time”), the Company consummated the merger transaction (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of July 28, 2008 (the “Merger Agreement”), among Meadow Valley Parent Corp. (f/k/a Phoenix Parent Corp.), a Delaware corporation (“Parent”), Phoenix Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company.  As a result of the Merger, Merger Sub merged with and into the Company, with the Company continuing as the surviving entity.  At the Effective Time, each outstanding share of Common Stock (other than as provided for in the Merger Agreement with respect to certain shares held by executive officers of the Company) was cancelled and converted into the right to receive $11.25 in cash, without interest.  At the Effective Time, each option to purchase shares of Common Stock that was outstanding and unexercised (whether vested or unvested) was canceled and the holders of such options became entitled to receive an amount, in cash, equal to the product of the number of shares subject to each such option multiplied by the excess, if any, of $11.25 over the exercise price per share of each such option, less applicable withholding taxes and without interest.

As a result of the Merger, the Common Stock ceased to trade on the NASDAQ Capital Market (the “NASDAQ”) and a Form 25 was filed with the Commission to delist the Common Stock from the NASDAQ.  As of the date hereof, the Common Stock has been cancelled and delisted from NASDAQ.

In connection with the transactions contemplated by the Merger Agreement, as of the Effective Time, the Company terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.  Accordingly, pursuant to an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering subject to the Registration Statement, the Company hereby removes from registration all securities registered and reserved for issuance under the Registration Statement that remain unissued as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on February 3, 2009.

MEADOW VALLEY CORPORATION

By:	/s/ Bradley E. Larson
	Name:	Bradley E. Larson
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bradley E. Larson	Chief Executive Officer	February 3, 2009
Bradley E. Larson	(Principal Executive Officer)

/s/ David D. Doty	Chief Financial Officer	February 3, 2009
David D. Doty	(Principal Financial and Accounting Officer)

/s/ Ted W. Beneski	Director	February 3, 2009
Ted W. Beneski

/s/ Victor L. Vescovo	Director	February 3, 2009
Victor L. Vescovo

/s/ Conner Searcy	Director	February 3, 2009
Conner Searcy

/s/ Chris Zugaro	Director	February 3, 2009
Chris Zugaro